Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320
or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Stockholders Authorize Reverse Stock Split

Board Sets 1-for-5 Split Ratio

Waltham, MA — October 27, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) announced that at the special meeting held today, its stockholders authorized PRAECIS’ board of directors to effect a reverse stock split of the Company’s common stock.  The Company also announced that its board of directors has authorized implementation of a reverse stock split at a ratio of 1-for-5, which the Company expects to take effect after the close of trading on Tuesday, November 1, 2005.

In the reverse split, each 5 shares of PRAECIS’ issued and outstanding common stock will automatically be combined into and become one share of common stock.  No fractional shares will be issued in connection with the reverse stock split, and holders of fractional shares will receive cash in lieu of their fractional shares.  After giving effect to the reverse split, the Company will have approximately 10.5 million shares outstanding, subject to reduction for fractional shares.  The reverse split will affect all shares of PRAECIS’ common stock, including those shares underlying stock options outstanding immediately prior to the effective time of the reverse split.

PRAECIS anticipates that its common stock will begin trading on a split-adjusted basis when trading opens on Wednesday, November 2, 2005, with the interim ticker symbol “PRCSD.”  After 20 days, the Company expects that the “D” designation will be removed, and its ticker symbol will revert back to “PRCS.”  PRAECIS’ transfer agent, American Stock Transfer and Trust Company, will mail instructions to stockholders of record as of the close of business on November 1, 2005 regarding the exchange of certificates for common stock.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has a novel MetAP-2 inhibitor in clinical development for non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, Direct Select™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development.  PRAECIS has received approval to market Plenaxis® in both the United States and Germany.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.